Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference of our report dated February 16, 2005, in the Registration Statement (Form S-8) pertaining to the V.I. Technologies, Inc., Supplemental Equity Compensation Plan, with respect to the financial statements of Panacos Pharmaceuticals, Inc. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and the period from September 29, 1999 (inception) to December 31, 2004, included in the Registration Statement (Form S-2 No. 333-123205) and related Prospectus of V.I. Technologies, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

April 14, 2005